CONTACT:	Karen N. Latham	RELEASE DATE:	IMMEDIATE
(630) 954-2068
FEDERAL SIGNAL CORPORATION ELECTS
JAMES E. GOODWIN TO ITS BOARD OF DIRECTORS;
ANNOUNCES RESIGNATION OF BOARD MEMBER JOAN E. RYAN
Oak Brook, Illinois, October 25, 2005 — Federal Signal Corporation (NYSE: FSS) today announced that James E. Goodwin has been elected to the company’s board of directors. Goodwin, 61, is the previous chairman and chief executive officer of United Airlines, one of the largest scheduled passenger airlines in the world.
Robert D. Welding, president and chief executive officer of Federal Signal Corporation, stated, “I am pleased to have Jim Goodwin as a member of our board. We look forward to the many valuable contributions he will bring with his extensive management experience as well as his background in global operations.”
Goodwin holds a bachelor’s degree in business administration from Salem College in West Virginia. He is a member of the board of directors of AAR Corporation, DBS Communications and Labe Bank of Chicago.
In addition, Federal Signal Corporation announced the resignation of Joan E. Ryan from its board of directors, effective immediately. Ms. Ryan has resigned as a result of time constraints related to her consulting activities.
Robert Welding, said, “We thank Joan for the valuable contributions she has provided to the board over the last three years and wish her the best in her future endeavors.”
Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company’s shares are traded on the New York Stock Exchange under the symbol FSS.
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